Exhibit 99.1

Account Purchases Monitronics purchases accounts from its dealers at a multiple of recurring monthly revenue (RMR) as shown above. These purchase multiples do not include the internal costs associated with creating an account or external costs associated with moves and takeovers. Internal creation costs typically run between 5% and 6% of revenue. External moves and takeover costs typically run between 1% and 1.5% of revenue. Dealer Purchase Multiples by Year Accounts Purchased 124,780 134,841 126,619 114,691 36 32 28 24 20 34.2x 34.2x 33.4x 33.9x

Subscriber Data Twelve months ended December 31, 2011 2010 Beginning balance of accounts 670,450 621,186 Accounts purchased 114,691 126,619 Accounts cancelled (76,067) (71,501) Cancelled accounts guaranteed to be refunded from holdback (8,194) (5,854) Ending balance of accounts 700,880 670,450 Monthly weighted average accounts 688,774 643,157 Attrition rate 11.0% 11.1% Average recurring monthly revenue (RMR) per subscriber at year end $ 37.49 $ 36.29

The chart above represents the percentage of accounts remaining at the end of each contract year based on the composite year-over-year attrition rate for all 1,500,000 accounts purchased by Monitronics grouped by the year in which the AMA was originated. This generally corresponds to the year in which an AMA was purchased, but that is not necessarily the case when accounts are purchased in bulk. Year one reflects actual account attrition net of account replacements received from the dealer under the purchase guarantee. It is not reduced for amounts reimbursed by the dealer under the guarantee which generally reduces first year attrition below 1% on an economic basis. Based on the above chart, the average life of a Monitronics customer is approximately eight years. See Appendix I for a summary of the composite attrition curve for subscriber accounts purchased prior to December 17, 2010, the date Ascent Capital Group, Inc. acquired Monitronics. Pool Attrition Curve % of Subscriber Accounts Year of Contract

 The chart above represents the projected percentage of accounts remaining at each year-end, based on our composite attrition curve provided on the previous slide, for subscriber accounts purchased prior to December 17, 2010, the date Ascent Capital Group, Inc. acquired Monitronics. Appendix I – Pre-Acquisition Account Attrition % of Subscriber Accounts Year